EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS SECOND
QUARTER OPERATING RESULTS
FRANCHISEES ON TARGET TO OPEN 35 TO 40 NEW STORES IN FY2009
DURANGO, Colorado (October 9, 2008) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2009.
For the three months ended August 31, 2008, revenues decreased 16.7 percent to approximately $6.3 million, compared with revenues of approximately $7.5 million in the second quarter of the previous fiscal year. Same-store sales at franchised retail outlets decreased 2.3 percent, while same-store pounds of products purchased by franchisees from the Company’s factory declined 10 percent during the most recent quarter, when compared with the prior-year period. Total factory product sales declined 22.4 percent from last year’s second quarter, primarily due to an 83.8 percent reduction in product shipments to customers outside the Company’s system of franchised retail stores. The decline in such third-party sales primarily reflected the absence of a large order from a warehouse club customer that was shipped in the second quarter of FY2008. The product shipment decline to customers outside the Company’s system of franchised retail stores accounted for 88.0 percent of the total revenue decrease of 16.7 percent and 91.1 percent of the total factory revenue decrease of 22.4 percent. Total factory sales to the Company’s system of franchised retail stores declined 2.0 percent in the second quarter of FY2009, compared with same period in the prior year.
Net income for the three months ended August 31, 2008 declined 37.5 percent to $833,000, compared with net income of $1,333,000 for the three months ended August 31, 2007. Basic and diluted earnings per share totaled $0.14 and $0.14, respectively, for the three months ended August 31, 2008, compared with $0.21 and $0.20, respectively, for the three months ended August 31, 2007.
For the six months ended August 31, 2008, revenues decreased 10.0 percent to approximately $13.4 million, compared with revenues of approximately $14.8 million in the first half of FY2008. Same-store sales at franchised retail outlets declined 2.3 percent during the six months ended August 31, 2008, while same-store pounds of products purchased from the Company’s factory by franchisees decreased 12 percent, when compared with the corresponding period of the previous fiscal year. Total factory sales declined 15.1 percent in the first half of FY2009, versus the prior-year period, primarily due to a 52.0 percent reduction in product shipments to third-party customers, as discussed above. The product shipment decline to customers outside the Company’s system of franchised retail stores accounted for over 100 percent of the total revenue decrease of 10.0 percent and 92.7 percent of the total factory revenue decrease of 15.1 percent. Total factory sales to the Company’s system of franchised retail stores declined 1.1 percent in the six months ended August 31, 2008, compared with the same period in the prior year.
Net income for the first half of FY2009 declined 22.3 percent to $1,837,000 compared with net income of $2,365,000 in the first half of FY2008. Basic earnings per share declined 16.2 percent to $0.31 for the six months ended August 31, 2008, compared with $0.37 for the six months ended August 31, 2007. Diluted earnings per share decreased 16.7 percent to a $0.30 for the first half of FY2009, versus $0.36 for the first half of FY2008.

Total retail sales for the Company’s network of stores increased 3.3 percent to a record of approximately $56.8 million in the six months ended August 31, 2008, compared with system-wide sales of approximately $54.9 million in the corresponding period of the previous year.
“While our operating results for the second quarter and first half of Fiscal 2009 were disappointing relative to the Company’s performance in recent years, we remained solidly profitable during a period of great economic stress that has significantly impacted the sales of most retailers and the levels of customer traffic in regional shopping malls and other venues where our stores are located,” noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory. “We are monitoring our expenses carefully and believe that our sales and profit margins will recover once the U.S. economic environment improves. Until such time as a stabilization in the economy becomes evident, we are not comfortable issuing sales and earnings guidance for the balance of the current fiscal year.”
“Franchisees opened 8 new stores during the second quarter and 16 new stores during the first half of Fiscal 2009,” added Merryman. “Based upon information currently available to the Company, we anticipate that the number of new store openings for the full year will approximate our earlier expectations of 35 to 40 units.”
“The recent slowdown in retail sales activity throughout America, combined with a severe contraction in stock market valuations of most companies, are factors beyond our control,” observed Frank Crail, Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “However, we are pleased to be able to provide our shareholders with cash dividend income during such difficult times, and the structure of our business model has continued to allow the Company to generate more than enough cash to fund its operations, repurchase common stock, and support its cash dividend policy. We recently declared our 21st consecutive quarterly cash dividend which, at $0.10 per share, provided our shareholders with an approximate 5.2 percent annualized dividend yield based upon our closing stock price on October 8, 2008.”
During the second quarter of Fiscal 2009, franchisees opened new stores in Anaheim, California; Fairfield, California; Los Angeles (Howard Hughes), California; London, Ontario; Manteca, California; Saint John, New Brunswick; South Jordon, Utah and Vancouver, Washington.
On February 19, 2008, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to approximately $3.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time. To date, the Company has not repurchased any shares under this authorization.
On September 12, 2008, the Company paid its 21st consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record as of September 2, 2008.
The Company will host its second quarter conference call on October 9, 2008 at 4:15 p.m. EDT. To access the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until October 16, 2008 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the replay access code #423975.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 8, 2008, the Company and its franchisees operate 331 stores in 36 states, Canada and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in the press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, inability to open the number of new stores currently anticipated to open in the Company’s third fiscal quarter, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the
	six months ended	Stores open as of
	August 31, 2008	August 31, 2008
United States:
Franchised Stores	14	281
Company-owned Stores	1	5
International Licensed Stores	2	43

Total	17	329

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2008	2007	2008	2007
Revenues
Factory sales	$4,207	$5,422	66.9%	71.8%
Royalty and marketing fees	1,510	1,518	24.0%	20.1%
Franchise fees	106	101	1.7%	1.4%
Retail sales	466	507	7.4%	6.7%
Total revenues	6,289	7,548	100.0%	100.0%

Costs and Expenses
Cost of sales	3,101	3,605	49.3%	47.8%
Franchise costs	499	357	7.9%	4.7%
Sales and marketing	315	337	5.0%	4.5%
General and administrative	600	650	9.6%	8.6%
Retail operating	235	266	3.7%	3.5%
Depreciation and amortization	194	196	3.1%	2.6%

Total costs and expenses	4,944	5,411	78.6%	71.7%

Income from Operations	1,345	2,137	21.4%	28.3%

Other Income (Expense)
Interest expense	(4)	—	(0.1%)	—
Interest income	5	25	0.1%	0.3%
Other, net	1	25	0.0%	0.3%

Income Before Income Taxes	1,346	2,162	21.4%	28.6%

Provision for Income Taxes	513	829	8.2%	11.0%

Net Income	$833	$1,333	13.2%	17.6%

Basic Earnings per Common Share	$0.14	$0.21
Diluted Earnings per Common Share	$0.14	$0.20

Weighted Average Common Shares Outstanding	5,984,919	6,376,445
Dilutive Effect of Stock Options	156,286	167,250
Weighted Average Common Shares Outstanding, Assuming Dilution	6,141,205	6,543,695

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2008	2007	2008	2007
Revenues
Factory sales	$9,279	$10,931	69.5%	73.7%
Royalty and marketing fees	2,952	2,813	22.1%	19.0%
Franchise fees	274	172	2.1%	1.2%
Retail sales	845	911	6.3%	6.1%
Total revenues	13,350	14,827	100.0%	100.0%

Costs and Expenses
Cost of sales	6,799	7,395	50.9%	49.9%
Franchise costs	818	779	6.1%	5.2%
Sales and marketing	706	696	5.3%	4.7%
General and administrative	1,225	1,294	9.2%	8.7%
Retail operating	447	513	3.4%	3.5%
Depreciation and amortization	392	388	2.9%	2.6%

Total costs and expenses	10,387	11,065	77.8%	74.6%

Income from Operations	2,963	3,762	22.2%	25.4%

Other Income (Expense)
Interest expense	(8)	—	(0.1%)	—
Interest income	13	59	0.1%	0.4%
Other, net	5	59	0.0%	0.4%

Income Before Income Taxes	2,968	3,821	22.2%	25.8%

Provision for Income Taxes	1,131	1,456	8.5%	9.8%

Net Income	1,837	2,365	13.7%	16.0%

Basic Earnings per Common Share	$0.31	$0.37
Diluted Earnings per Common Share	$0.30	$0.36

Weighted Average Common Shares Outstanding	5,983,180	6,378,587
Dilutive Effect of Stock Options	141,782	160,778
Weighted Average Common Shares Outstanding, Assuming Dilution	6,124,962	6,539,365
SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2008	February 29, 2008
		(audited)
Current Assets	$8,903	$8,963
Total assets	$15,942	$16,147
Current Liabilities	$2,890	$3,811
Stockholders’ Equity	$12,371	$11,655